For Immediate Release

Contact:
(Company)                                 (Corporate Communications)
Barbara Duncan                                  Kathleen Eppolito
Chief Financial Officer                         Scientia Communications, Inc.
DOV Pharmaceutical, Inc.                        (718) 281-1809
(201) 968-0980





         DOV PHARMACEUTICAL, INC. ANNOUNCES SECOND QUARTER 2003 RESULTS


Hackensack, NJ, August 14, 2003. DOV Pharmaceutical, Inc. (Nasdaq: DOVP) today announced results for the second quarter ended June 30, 2003.


Second Quarter 2003 Performance


For the second quarter of 2003, the Company reported a net loss of $4.7 million, or $0.32 per share, compared with $3.8 million, or $0.32 per share, for the comparable period last year. For the six months ended June 30, 2003, the Company reported a net loss of $7.3 million, or $0.50 per share, compared with $7.7 million, or $0.91 per share, for the comparable period last year. At June 30, 2003, cash and cash equivalents and marketable securities totaled $54.2 million. In addition, on July 2, 2003, the Company concluded a private placement of common stock and warrants to a group of funds managed by OrbiMed Advisors, LLC that resulted in gross proceeds of $15.0 million.

The comparative increase in net loss of $951,000 for the second quarter was primarily the result of a decrease of $635,000 in revenue due to the termination of a license agreement with Biovail (described below), and an increase of $1.8 million in research and development expenses as the Company advanced its products through clinical and preclinical trials and toxicology studies, offset by a decrease in other expense, net of $1.4 million. The decrease in other expense, net was primarily due to the $1.6 million of income recognized from an insurance recovery (described below).

The comparative decrease in net loss for the six months ended June 30, 2003 of $321,000 was primarily the result of an increase of $1.6 million in revenue due to the termination of a license agreement with Biovail, offset by an increase in operating expenses of $4.3 million as the Company advanced its products through clinical and preclinical trials and toxicology studies, a fee of $1.0 million upon termination of the Biovail relationship, the addition of new employees to support its expanded operations and increased general and administrative expenses to support public company administration. In addition, the Company reported a decrease in interest expense of $378,000 for the six months ended June 30, 2003 and a net decrease in other expense, net of

$1.9 million, primarily due to the $1.6 million of income recognized from an insurance recovery (described below). The net decrease in interest expense was primarily due to a decrease in non-cash interest expense of $419,000 related to the beneficial conversion feature of the interest accrued on the promissory notes issued to Elan.

In March 2003, the Company entered into a separation agreement with Biovail that provided for the return of the Company's December 2000 patent for a proprietary controlled release formulation of diltiazem and termination of the 2001 exclusive license agreement with Biovail for development of a DOV formulation of diltiazem for the treatment of angina and hypertension. The separation agreement ends the Company's performance obligations and it recognized the remaining deferred revenue, totaling $3.0 million as of December 31, 2002, as revenue in the first quarter of 2003.

In April 2003, the Company received a court order approving the proposed settlement with plaintiffs in class action shareholder lawsuits filed following its initial public offering. Pursuant to the settlement agreement, the Company paid to the class members (inclusive of their attorney fees and costs) $250,000 and issued them 500,000 six-year warrants to purchase its common stock at an exercise price of $10.00 per share.

In connection with the securities class action lawsuits described above, the Company reached an agreement with the primary carrier of its directors' and officers' insurance policy such that the carrier paid to the Company $1.6 million in settlement for the shareholders' class action lawsuit as described above. The primary carrier will provide directors' and officers' insurance for the next three years at a predetermined premium that the Company believes is competitive.

Recent Highlights:

May 2003

The Company:

      o Received notice from its licensee Neurocrine that indiplon showed no evidence of rebound insomnia or withdrawal in a Phase III clinical trial with two doses (10 mg and 20 mg) of the immediate release formulation of indiplon in 200 patients with chronic primary insomnia. Along with previously reported efficacy and safety results, this study was designed to evaluate the potential for rebound insomnia and withdrawal effects after discontinuation of indiplon after 35 consecutive nights of treatment.

      o Held its annual meeting of shareholders, on May 30, at which the Company's shareholders approved the re-election of Daniel S. Van Riper to its board of directors and approved an amendment to its 2000 stock option and grant plan to increase by 500,000 the total number of shares of common stock authorized for issuance under the plan. In addition, the shareholders approved the selection of PricewaterhouseCoopers LLP as independent auditors of the Company for its fiscal year ending December 31, 2003.

June 2003

      o The Company hosted a scientific symposium for analysts and investors in New York City. Presentations were made by management and distinguished guest speakers Frank Caruso, Ph.D., who represented Jean Brown Associates, the primary clinical group that conducted the bicifadine dental studies, and Warren Stern, Ph.D., who represented PAREXEL International, the primary investigative clinical center for the ocinaplon Phase II study. The presentations detailed previously disclosed preclinical and clinical information pertaining to three of the Company's proprietary compounds: bicifadine, in a Phase III trial for the treatment of pain; ocinaplon, scheduled to begin a Phase III trial for the treatment of generalized anxiety disorder in the third quarter of 2003; and DOV 216,303, in a Phase II trial for the treatment of depression.

July 2003

The Company:

      o Concluded a private placement of 1,428,571 shares of its common stock and three year warrants to purchase 392,857 shares of its common stock at an exercise price of $16.00 per share to a group of funds managed by OrbiMed Advisors, LLC for gross proceeds of $15.0 million.

      o  Initiated a two-year carcinogenicity study for ocinaplon.

"We are pleased with the continued progress of our clinical development programs. We currently have six product candidates in clinical trials and expect results from our first Phase III trial of bicifadine by the end of the third quarter. In addition, we initiated a long term carcinogenicity study for ocinaplon, required for FDA approval. Also in July 2003, we strengthened our balance sheet through a $15.0 million equity investment arranged by OrbiMed Advisors LLC. We look forward to a successful relationship with OrbiMed, which we see as one of the world's leading healthcare investors," said Dr. Arnold Lippa, Chief Executive Officer of DOV Pharmaceutical, Inc.

DOV Pharmaceutical, Inc. is a biopharmaceutical company focused on the discovery, in-licensing, development and commercialization of novel drug candidates for central nervous system and other disorders, including cardiovascular and urological, that involve alterations in neuronal processing. The Company has six product candidates in clinical trials addressing therapeutic indications with significant unmet needs.

Statements in this press release that are not historical facts constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act, each as amended, including statements regarding our expectations with respect to the progress of and level of expenses for our clinical trial programs. You can also identify forward-looking statements by the following words: may, will, should, expect, intend, plan, anticipate, believe, estimate, predict, potential, continue or the negative of these terms or other comparable terminology. We caution you that forward-looking statements are inherently uncertain and are simply point-in-time estimates based on a combination of facts and factors currently known by us about which we cannot be certain or perhaps even relatively confident. Actual results or events will surely differ and may differ materially from our forward-looking statements as a result of many factors, some of which we may not be able to predict or may not be within our control. Such factors may also materially adversely affect our ability to achieve our objectives and to successfully develop and commercialize our product candidates, including our ability to:

      o demonstrate the safety and efficacy of product candidates at each stage of development;

      o  meet our development schedule for our product candidates;

      o meet applicable regulatory standards and receive required regulatory approvals on our anticipated time schedule or at all;

      o meet obligations and achieve milestones under our license and other agreements;

      o  meet obtain collaborations as required with pharmaceutical partners;

      o  obtain substantial additional funds;

      o  obtain and maintain all necessary patents or licenses; and

      o produce drug candidates in commercial quantities at reasonable costs and compete successfully against other products and companies.

Other factors that may cause our actual results to differ materially from our forward-looking statements include the fact that we or the FDA may suspend one or more of our clinical trials, patient recruitment may be slower than expected or patients may drop out of our clinical trials and our success depends on the performance of our licensees and collaborative partners who among other things may not fulfill their obligations to us. You should also refer to the risks discussed in our other filings with the Securities and Exchange Commission including those contained in our annual report on Form 10-K filed on March 31, 2003. We qualify all our forward-looking statements by these cautionary statements. There may be other factors that may materially affect our forward-looking statements and our future results. Readers should not, therefore, place undue reliance on our forward-looking statements. We do not undertake any obligation and do not intend to update any forward-looking statement.

                            DOV PHARMACEUTICAL, INC.
                         CONSOLIDATED BALANCE SHEET DATA

                                                               December 31, 2002      June 30, 2003
                                                               -----------------      -------------
                                                                  (Unaudited)          (Unaudited)
             Cash and cash equivalents.....................        $37,859,573         $25,387,963
              Marketable securities........................         22,486,051          28,822,572
              Working capital..............................         54,113,719          52,050,052
              Total assets.................................         66,150,447          56,151,861
             Long-term debt................................         13,800,321          14,332,659
             Total stockholders' equity....................         40,759,359          38,253,320



                      CONSOLIDATED STATEMENTS OF OPERATIONS

                                                               Three Months Ended June 30,              Six Months Ended June 30,
                                                            --------------------------------        ------------------------------
                                                                2002                2003                 2002             2003
                                                            ------------        ------------        ------------      ------------
                                                                      (Unaudited)                             (Unaudited)
Revenue ............................................        $   635,356         $        --         $ 1,343,654       $ 2,968,750
Operating expenses:
   Royalty and licensing expense ...................                 --                  --                  --         1,000,000
   General and administrative expense ..............          1,167,082           1,249,663           1,985,885         2,505,017
   Research and development expense ................          2,350,057           4,105,969           4,601,788         7,366,425
                                                            ------------        ------------        ------------      ------------
      Loss from operations .........................         (2,881,783)         (5,355,632)         (5,244,019)       (7,902,692)
Loss in investment in DOV Bermuda ..................           (261,041)                 --            (508,655)               --
Interest income ....................................            219,743             198,512             280,972           435,605
Interest expense ...................................           (474,213)           (570,258)         (1,384,798)       (1,006,517)
Other income (expense), net ........................           (387,269)            991,712            (809,971)        1,127,684
                                                            ------------        ------------        ------------      ------------
      Net loss .....................................        $(3,784,563)        $(4,735,666)        $(7,666,471)      $(7,345,920)
                                                            ============        ============        ============      ============

Basic and diluted net loss per share.................       $     (0.32)        $     (0.32)        $     (0.91)      $     (0.50)
                                                            ============        ============        ============      ============

Weighted average shares used in computing basic
   and diluted net loss per share.....................       11,903,322          14,677,926           8,418,142         14,577,931